EXHIBIT 5.1

[OPINION OF MCBREEN & KOPKO]

December 28, 2010

Sonic Foundry, Inc.

222 West Washington Avenue

Madison, WI 53703

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about December 28, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 33,050 shares of your Common Stock (the “Shares”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares in the manner set forth in the Registration Statement in the section entitled “Plan of Distribution.”

It is our opinion that the Shares, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,

MCBREEN & KOPKO

/s/ MCBREEN & KOPKO